                                                                    Exhibit 99.1

                       TECHNOLOGY INVESTMENT CAPITAL CORP.
                         8 Sound Shore Drive, Suite 255
                               Greenwich, CT 06830
                     Tel: (203) 983-5275 Fax: (203) 983-5290

                  TICC ANNOUNCES COMPLETION OF RIGHTS OFFERING

Greenwich, CT - 1/25/2005 - Technology Investment Capital Corp. (the "Company")
(NASDAQ: TICC) announced today the completion of its rights offering, which entitled holders of rights to purchase one share of common stock for every three rights held at a subscription price of $14.029 per share. The offering expired today at 5:00 P.M. New York City time.

Preliminary results indicate that gross proceeds to TICC will be approximately
$44 million. The Company will issue a follow-up press release once the final results of the offering have been confirmed.

TICC intends to use the net proceeds from this offering to fund investments in accordance with its investment objective.

UBS Securities LLC acted as Dealer Manager for the rights offering.

ABOUT TECHNOLOGY INVESTMENT CAPITAL CORP.
We are a publicly-traded business development company principally engaged in providing capital to small to mid-size technology-related companies. While the structures of our financings vary, we look to invest primarily in the debt and equity of established technology-related businesses. Companies interested in learning more about financing opportunities should contact Barry Osherow at
(203) 661-9572 or visit our website at www.ticc.com.

FORWARD-LOOKING STATEMENTS
This press release contains forward-looking statements subject to the inherent uncertainties in predicting future results and conditions. Any statements that are not statements of historical fact (including statements containing the words
"believes," "plans," "anticipates," "expects," "estimates" and similar expressions) should also be considered to be forward-looking statements. Certain factors could cause actual results and conditions to differ materially from those projected in these forward-looking statements. These factors are identified from time to time in our filings with the Securities and Exchange
Commission. We undertake no obligation to update such statements to reflect subsequent events.